Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated July 13, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of America’s Car-Mart, Inc. on Form 10-K for the year ended April 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of America’s Car-Mart, Inc. on Form S-8 (File Nos. 33-59519, 33-59527, 33-41960, 33-22590, 33-71090, 333-38475, 333-129727, and 333-129727).

/s/ Grant Thornton LLP

Dallas, Texas
July 13, 2006